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              JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE
                        QUARTER ENDED DECEMBER 31, 2007

Morristown, Tennessee -- (January 25, 2008) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced financial results for the quarter ended December 31, 2007, which included a $637,000 non-cash charge to deferred income tax expense to establish a valuation allowance against deferred tax assets. The deferred tax asset being written down is the charitable contribution carryforward directly attributable to the contribution made to the Jefferson Federal Charitable Foundation in connection with the Company's public offering in July 2003. We determined that a valuation allowance is prudent because the tax benefit of the contribution may not be fully utilized based on our assessment of future taxable income within the time allowed by the Internal Revenue Service. This charge to deferred income tax expense resulted in a net loss of $176,000, or ($0.03) per diluted share, for the quarter ended December 31, 2007 compared to net income of $349,000, or $0.06 per diluted share, for the corresponding quarter in 2006. Excluding this tax charge, core net earnings were $461,000, or $0.08 per diluted share, for the three months ended December 31, 2007 compared to GAAP earnings of $349,000, or $0.06 per diluted share, for the corresponding 2006 period.(1) The increase in core net earnings for the three months ended December 31, 2007 was due to increases in net interest income and noninterest income, combined with a slight decrease in noninterest expense.

For the six months ended December 31, 2007, net income was $258,000, or $0.04 per diluted share, compared to $639,000, or $0.11 per diluted share, for the comparable period in 2006. Excluding the non-cash charge to deferred income tax expense, core net earnings were $895,000, or $0.15 per share, for the six months ended December 31, 2007 compared to GAAP earnings of $639,000, or $0.11, for the corresponding period in 2006.(1) The increase in core net earnings for the six months ended December 31, 2007 was due to increases in net interest income and noninterest income, combined with a decrease in noninterest expense.

Anderson L. Smith, President and Chief Executive Officer, commented, "Although the quarter-end financial results were negatively impacted by the non-cash charge to deferred income tax expense, we are encouraged by solid core operating performance, with a 35% year-to-date increase in pre-tax income and significant growth in loans and deposits. Our growth strategy has lowered taxable income in the short-term and will likely prevent us from taking full advantage of the charitable contribution deduction. However, we believe that our choice to invest in new facilities and infrastructure has long-term benefits for our shareholders."

Net interest income increased $148,000, or 5.3%, to $3.0 million for the quarter ended December 31, 2007 from the corresponding period in 2006. The interest rate spread and net interest margin for the quarter ended December 31, 2007 were 2.95% and 3.72%, respectively, compared to 2.85% and 3.66% for the same period in 2006. Interest income increased $255,000, or 4.9%, to $5.5 million for the


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quarter ended December 31, 2007 as a result of growth in the average balance of loans and an increase in interest rates. Interest expense increased $107,000, or 4.4%, to $2.5 million for the quarter ended December 31, 2007, primarily due to an increase in the average balance of deposits combined with an increase in market interest rates.

 For the six months ended December 31, 2007, net interest income increased $300,000, or 5.4%, to $5.9 million. The interest rate spread and net interest margin for the six months ended December 31, 2007 were 2.93% and 3.72%, respectively, compared to 2.85% and 3.64% for the same period in 2006. Interest income increased $532,000, or 5.1%, to $10.9 million for the six-month period ended December 31, 2007 primarily due to growth in the average balance of loans combined with higher interest rates. Interest expense increased $232,000, or 4.8%, to $5.0 million for the six months ended December 31, 2007, primarily due to an increase in the average balance of deposits and higher rates paid on deposits. The higher rates were the result of increases in market interest rates.

Noninterest income increased $37,000, or 11.9%, to $347,000 for the three months ended December 31, 2007 and increased $62,000, or 8.9%, to $759,000 for the six months ended December 31, 2007 compared to the corresponding 2006 periods. The largest increases in noninterest income in both periods were in service charges and fees, which increased $27,000, or 21.3%, for the three months and increased $58,000, or 23.2%, for the six months ended December 31, 2007. There was no loss on sale of investment securities recorded in the three or six-month period ended December 31, 2007 compared to a loss of $30,000 for the same periods in 2006.

Noninterest expense remained steady at $2.5 million for the three-month period ended December 31, 2007 and decreased $98,000, or 1.9%, to $5.1 million for the six-month period ended December 31, 2007 compared to the corresponding periods in 2006 primarily as a result of a decrease in compensation and benefits expense. Compensation and benefits expense decreased $67,000, or 4.5%, to $1.4 million for the three-month period ended December 31, 2007 and decreased $166,000, or 5.5%, to $2.9 million for the six months ended December 31, 2007 due to a lower number of employees.

Nonperforming assets increased to 0.56% of total assets at December 31, 2007, compared to 0.17% of total assets at December 31, 2006, primarily due to a large commercial loan that was moved to nonaccrual status during the quarter combined with an increase in foreclosed real estate. The increase in foreclosed real estate was primarily attributable to one large commercial relationship and included foreclosed property totaling $1.0 million. Net charge-offs for the six months ended December 31, 2007 were $256,000, or 0.18% of average loans on an annualized basis, compared to $94,000, or 0.07% of average loans on an annualized basis, for the same period in 2006. The allowance for loan losses was $1.8 million, or 0.64%, of total gross loans, at December 31, 2007 compared to $2.1 million, or 0.78% of total gross loans at December 31, 2006. The provision for loan losses totaled $128,000 for the six months ended December 31, 2007 primarily as a result of growth in the loan portfolio, compared to $30,000 for the six months ended December 31, 2006.


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Total assets at December 31, 2007 were $344.2 million compared to $339.7 million at June 30, 2007. Net loans receivable increased $10.1 million, or 3.7%, to $284.9 million at December 31, 2007, primarily due to an increase in real estate and commercial loans. Total deposits increased $11.7 million, or 5.3%, to $231.8 million at December 31, 2007 as a result of marketing efforts, promotional rates and the opening of our second branch in Knoxville, Tennessee during the current six-month period. The increase in deposits has reduced our reliance on FHLB advances during the six months ended December 31, 2007. FHLB advances were $38.3 million at December 31, 2007, a decrease of $6.5 million, or 14.5%, compared to $44.8 million at June 30, 2007.

Total stockholders' equity amounted to $73.0 million at December 31, 2007. Stock repurchases for the three months ended December 31, 2007 totaled 88,066 shares at an average cost of $10.17 per share. On February 24, 2006, the Company announced its third stock repurchase program in which up to 690,261 shares, or 10% of the Company's outstanding common stock, may be repurchased. At December 31, 2007, 227,879 shares remained eligible for repurchase under the current stock repurchase program. The Company paid a $0.06 per share dividend to shareholders during the quarter ended December 31, 2007 totaling $379,000.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The


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forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


                           JEFFERSON BANCSHARES, INC.
                  RECONCILIATION OF GAAP AND CORE NET EARNINGS
                                   (Unaudited)

(1) While core net earnings is not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important for the three and six month periods ended December 31, 2007 to convey to investors the Company's earnings for these periods absent the $637,000 non-cash charge to deferred income tax expense to establish a valuation allowance against deferred tax assets during the quarter ended December 31, 2007. The valuation allowance was related to the charitable contribution carryforward directly attributable to the Company's contribution to the Jefferson Federal Charitable Foundation in July 2003. The Company calculated its core net earnings for the three and six month periods ended December 31, 2007 by subtracting this $637,000 non-cash charge from net income for the respective periods. Core net earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates core net earnings may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's GAAP and core net earnings for the three and six month periods ended December 31, 2007 follow.


                                                        Three Months ended      Six Months Ended
                                                            December 31,          December 31,
                                                         2007        2006        2007      2006
                                                         ----        ----        ----      ----
                                                     (Dollars in thousands, except per share data)
GAAP net earnings (loss)                                ($176)       $349        $258      $639
Plus: non-cash charge to deferred income tax expense     $637        $  0        $637      $  0
                                                        -----       -----       -----     -----
Core net earnings                                        $461        $349        $895      $639
                                                        =====       =====       =====     =====

GAAP earnings (loss) per diluted share                 ($0.03)      $0.06       $0.04     $0.11
Plus: non-cash charge to deferred income tax expense    $0.11       $0.00       $0.11     $0.00
                                                        -----       -----       -----     -----
Core net earnings per diluted share                     $0.08       $0.06       $0.15     $0.11
                                                        =====       =====       =====     =====


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                           JEFFERSON BANCSHARES, INC.

                                          At                 At
                                      December 31,        June 30,
                                         2007               2007
                                       ---------         ---------
                                           (Dollars in thousands)
Financial Condition Data:
Total assets                           $ 344,152         $ 339,703
Loans receivable, net                    284,949           274,881
Cash and cash equivalents, and
    interest-bearing deposits              9,264             7,734
Investment securities                     22,715            27,278
Deposits                                 231,774           220,082
Borrowings                                38,300            44,800
Stockholders' equity                      73,032            73,644



                                Three Months Ended December 31,    Six Months Ended December 31,
                                     2007             2006            2007             2006
                                ----------        ----------       ----------      ----------
                                     (Dollars in thousands,            (Dollars in thousands,
                                      except per share data)            except per share data)
Operating Data:
Interest income                 $    5,491        $   5,236         $  10,902      $  10,370
Interest expense                     2,535            2,428             5,045          4,813
Net interest income                  2,956            2,808             5,857          5,557
Provision for loan losses               60               30               128             30
Net interest income after
   provision for loan losses         2,896             2,778             5,729          5,527
Noninterest income                     347               310               759            697
Noninterest expense                  2,538             2,539             5,107          5,205
Earnings before income taxes           705               549             1,381          1,019
Total income taxes                     881               200             1,123            380
Net earnings                          (176)              349               258            639

Share Data:
Earnings per share, basic       $    (0.03)       $     0.06        $     0.04     $     0.11
Earnings per share, diluted     $    (0.03)       $     0.06        $     0.04     $     0.11
Dividends per share             $     0.06        $     0.06        $     0.12     $     0.12
Weighted average shares:
    Basic                        5,840,831         5,990,682         5,860,409      6,015,862
    Diluted                      5,840,831         5,994,138         5,860,409      6,021,572



                                        Three Months Ended December 31,    Six Months Ended December 31,
                                            2007             2006              2007             2006
                                          --------         --------          --------         --------
                                             (Dollars in thousands)            (Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period          $ 1,955          $ 2,144           $ 1,955          $ 2,172
Provision for loan losses                      60               30               128               30
Recoveries                                     20               17                30               42
Charge-offs                                  (208)             (83)             (286)            (136)
                                          --------         --------          --------         --------
Net Charge-offs                              (188)             (66)             (256)             (94)
                                          --------         --------          --------         --------
Allowance at end of period                $ 1,827          $ 2,108           $ 1,827          $ 2,108
                                          ========         ========          ========         ========
Net charge-offs to average outstanding
  loans during the period, annualized        0.27%            0.10%             0.18%            0.07%


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

                                      At             At             At
                                 December 31,     June 30,     December 31,
                                     2007           2007           2006
                                 ------------     --------     ------------
                                           (Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
    Real estate                    $   280          $ 251          $ 317
    Commercial business                534              -            210
    Consumer                             -              -              -
                                 ------------     --------     ------------
       Total                           814            251            527
Real estate owned                    1,107            275             30
Other nonperforming assets               -              -              -
                                 ------------     --------     ------------
Total nonperforming assets         $ 1,921         $ 526           $ 557
                                 ============     ========     ============





                                        Six Months Ended        Year Ended
                                          December 31,           June 30,
                                             2007                  2007
                                        ----------------        ----------
Performance Ratios:
Return on average assets                     0.15%                0.51%
Return on average equity                     0.70%                2.28%
Interest rate spread                         2.93%                2.93%
Net interest margin                          3.72%                3.73%
Efficiency ratio                            77.19%               79.11%
Average interest-earning assets to
    average interest-bearing liabilities   124.47%              125.18%

Asset Quality Ratios:
Allowance for loan losses as a
    percent of total gross loans             0.64%                0.71%
Allowance for loan losses as a
    percent of nonperforming loans         224.45%              778.88%
Nonperforming loans as a percent
    of total loans                           0.28%                0.09%
Nonperforming assets as a percent
    of total assets                          0.56%                0.15%


Contact:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer
423-586-8421
Jane P. Hutton, Chief Financial Officer
423-586-8421